Exhibit 99.1
NEWS RELEASE

For Release on March 1, 2006 9:15 AM (ET) (925) 328-4656	Contact: Mark H. Cosmez II Vice President, Finance/Chief Financial Officer
Giga-tronics CEO Announces Retirement Plans, Successor
     San Ramon, CA — Giga-tronics, Incorporated (NASDAQ: GIGA) CEO, George H. Bruns, Jr., announced today that he would be retiring from the position of Chief Executive Officer effective April 1, 2006.
     Mr. Bruns said, “Although I have very much enjoyed my full time involvement with Giga-tronics, I believe that this is a good time for a change. Not only does this company require stronger technical leadership than I can presently provide, but new leadership should produce the stimulus for new concepts and future growth. And, from a personal point of view, I have an eighty-eighth birthday coming up this year and very much want to spend time with my wife and family — and focus more effectively on my personal affairs. I do, of course, retain my strong emotional and financial interest in Giga-tronics and will continue to serve as Chairman of the Board of Directors.”
     After a search that began last July and a series of interviews with potential candidates, the Board of Directors has appointed John R. Regazzi to the position of CEO of Giga-tronics, effective April 1, 2006. Mr. Regazzi came to Giga-tronics in 2001, after 22 years in Senior Engineering positions with Hewlett Packard and Agilent. He has served Giga-tronics as Vice President for Engineering for the Instrument Division. Later, as Vice President of Operations he assumed the additional responsibility for manufacturing. In September 2005, Mr. Regazzi was named President and General Manager of Instrument Division of Giga-tronics Inc.
     Bruns further said, “I have worked closely with John as he progressed through these positions and have always been impressed by his commitment and dedication. I believe he will make a very good CEO for Giga-tronics and can effectively lead the company forward in the years ahead.”

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     “I will, of course, commit such additional time to Giga-tronics as may be appropriate to ensure the effectiveness of this transition and the ongoing business.”
     Giga-tronics is a publicly held company, traded on the NASDAQ under the symbol “GIGA”.
     This press release contains forward-looking statements concerning profitability, backlog and shipments. Actual results may differ significantly due to risks and uncertainties, such as future orders, cancellations or deferrals, disputes over performance and the ability to collect receivables. For further discussion, see Giga-tronics’ annual report on Form 10-KSB for the fiscal year ended March 26, 2005 Part I, under the heading “Certain Factors Which May Adversely Affect Future Operations or an Investment in Giga-tronics” and Part II, under the heading “Management’s Discussion and Analysis of Financial Conditions and Results of Operations”.

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